Consent of Independent Registered Public Accounting Firm

To the Board of Trustees

AIM Sector Funds (Invesco Sector Funds):

We consent to the reference to our firm under the heading Independent Registered Public Accounting Firm in the Statement of Additional Information.

/s/ KPMG LLP

Denver, Colorado

October 25, 2019